EXHIBIT 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: 646/259-2999
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS FIRST QUARTER
FISCAL 2011 RESULTS

MILPITAS, Calif. — May 26, 2010 — Sigma Designs®, Inc. (NASDAQ: SIGM), a leading provider of highly integrated system-on-chip, or SoC, solutions that are used to deliver multimedia entertainment throughout the home, today reported financial results and business highlights for its first fiscal quarter ended May 1, 2010.

Net revenue for the first quarter was $65.2 million, down $2.9 million, or 4%, from $68.1 million in the previous quarter and up $14.0 million, or 27%, from $51.2 million reported for the same period last year.

GAAP net income for the first quarter was $1.1 million, or $0.04 per diluted share.  This compares to GAAP net loss of $2.8 million, or $0.09 per diluted share, for the previous quarter and GAAP net income of $2.7 million, or $0.10 per diluted share, in the first quarter one year ago.

Non-GAAP net income for the first quarter was $9.2 million, or $0.29 per diluted share.  This compares to non-GAAP net income of $11.3 million, or $0.37 per diluted share for the previous quarter and non-GAAP net income of $8.4 million, or $0.31 per diluted share during the same period one year ago.  Non-GAAP adjustments for the first quarter consisted of $4.6 million in amortization expense for acquired intangibles related to the CopperGate, Zensys, VXP and Blue7 acquisitions, $3.1 million in non-cash share-based compensation expenses and $0.4 million of gross profit reduction resulting from the mark-up on inventory purchased as part of our Zensys acquisition.  The reconciliation between GAAP and non-GAAP results for all referenced periods is provided in a table immediately following the GAAP financial tables below.

At the end of Sigma’s first quarter, total cash, cash equivalents and marketable securities totaled $155.9 million, or $5.02 per share outstanding.

Management Comment

“We are pleased to report over $65 million in revenue for the first quarter, surpassing our guidance and achieving nearly the same level as our fourth quarter, having overcome some of the supply constraints that limited our growth.  Our IPTV market sales remained strong and though slightly dampened as a result of supply-side limitations, we believe that the fundamental IPTV market demand remains currently strong.  Connected media players continue to provide a substantial revenue contribution, reflecting the popularity of consumer products such as network players that enable Internet access for playback of over-the-top content.  Finally, revenues from our Home Connectivity Business Group were up substantially which accrues from our leadership position in home audio/video network solutions such as HomePNA.  Moving forward, we are continuing to pursue major design wins in our current market segments with special initiatives for penetrating the hybrid IP Cable set-top box industry and the increased adoption of Z-Wave based home control solutions,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

First Quarter Highlights

•	We demonstrated a complete range of IPTV solutions at the IPTV World Forum held in London, showing how our products can be used to deliver entertainment and control throughout the digital home.
•
We announced the new CG3310M, the first complete Ethernet over Coax (EoC™) solution on a single chip.  The new chip reduces the number of external components needed to deliver affordable broadband access over existing coax infrastructure, opening up new market opportunities for our OEM partners.  Furthermore, we announced that our line of EoC™ products is now being deployed in with 14 different equipment makers and has won four new deployments.

•
We demonstrated four of our leading technologies at The Cable Show, which is hosted by the National Cable & Telecommunication Association (NCTA).  Demonstrations included Sigma’s 8652-based thin clients, high-quality 3D video processing, HomePlug AV connectivity and Z-Wave set-top box solutions.

•
We announced a reorganization of the company’s operations that includes the launch of two strategic business groups – the Media Processor Business Group and the Home Connectivity Business Group – as well as a Worldwide Sales Group.  Today, Sigma has over 500 employees working in 10 countries and is a key technology provider for most of the industries largest set-top box manufacturers, consumer electronics companies, and more than 40 service providers around the world.  Our new organization structure was launched to maximize the strategic advantage of these complementary businesses while maintaining focus on our customers and their individual needs.

•
We also announced the appointment of Sal Cobar as our Vice President of Worldwide Sales and Business Development, who will report directly to Thinh Tran, Sigma’s Chairman and CEO.  Mr. Cobar will be responsible for unifying sales for Sigma’s two business units and will have the mission to take all products to market through direct sales, distribution partners and business development teams.

Investor Conference Call

The conference call relating to Sigma’s first quarter fiscal 2011 results will take place following this announcement at 5:00 PM ET today, May 26, 2009.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR or www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.  To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the internet through www.sigmadesigns.com/ir or www.earnings.com.  The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles and developed technologies, stock based compensation, the mark-up from cost to fair market value of sold inventory acquired from purchased companies, with respect to the fourth quarter of fiscal 2010, expensed costs associated with our acquisition of CopperGate and, with respect to the first quarter of fiscal 2010, the expense resulting from the write-off of the deferred tax asset due to the change in California tax laws.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of share-based compensation such as the volatility of its stock price and changing interest rates.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding potential opportunities emerging for Sigma’s strategic initiatives, growth in the IPTV market and the potential impact of special initiatives for penetrating the hybrid IP Cable set-top box industry and the increased adoption of Z-Wave based home control solutions.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing and audit procedures, that the financial results for the first quarter are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, connected home technologies, connected media player and prosumer and industrial audio/video markets in general, the ramp in demand from our set-top box and telecommunication customers, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in our SEC reports, including our annual report on Form 10-K as filed April 1, 2010.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs is a leading fabless semiconductor provider of highly integrated system-on-chip (SoC) solutions that are used to deliver multimedia entertainment throughout the home.  SoC solutions include media processing, wired and wireless networking, video image processing, and home control along with system software to form the critical components of consumer electronic products that include internet protocol TV (IPTV) set-top boxes, gateways, Blu-ray players and media communication devices.  Headquartered in Milpitas, Calif., Sigma Designs has direct sales representatives in the United States, Brazil, China, Europe (Denmark), Israel, Japan, Singapore, Taiwan and a third-party distributor in Korea.  For more information, please visit Sigma Designs’ web site at www.sigmadesigns.com.

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(GAAP)
(In thousands)

	May 1,	January 30,
	2010	2010
Assets

Current Assets:
Cash and cash equivalents	$82,782	$81,947
Short-term marketable securities	51,926	51,176
Restricted cash	1,583	1,500
Accounts receivable, net	34,407	36,127
Inventories	17,890	18,187
Deferred tax assets	2,247	2,235
Prepaid expenses and other current assets	9,599	8,925
Total current assets	200,434	200,097

Long-term marketable securities	19,645	13,257
Software, equipment and leasehold improvements, net	28,866	23,810
Goodwill	44,910	44,910
Intangible assets, net	120,982	125,568
Deferred tax assets, net of current portion	11,599	11,575
Long-term investments	4,000	4,000
Other non-current assets	685	680

Total assets	$431,121	$423,897

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$13,452	$10,943
Accrued liabilities and other	22,488	23,164
Total current liabilities	35,940	34,107

Other long-term liabilities	21,425	20,968
Total liabilities	57,365	55,075

Shareholders' Equity:
Total shareholders' equity	373,756	368,822

Total liabilities and shareholders' equity	$431,121	$423,897

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended
	May 1, 2010	January 30, 2010	May 2, 2009
Net revenue	$65,179	$68,093	$51,243

Cost of revenue	33,028	40,096	26,856
Gross profit	32,151	27,997	24,387
Gross margin percent	49.3%	41.1%	47.6%

Operating expenses:
Research and development	18,758	17,682	11,517
Sales and marketing	7,322	7,436	3,211
General and administrative	4,935	6,021	3,131
Total operating expenses	31,015	31,139	17,859

Income (loss) from operations	1,136	(3,142)	6,528
Interest and other income, net	724	296	778

Income (loss) before income taxes	1,860	(2,846)	7,306
Provision for (benefit from) income taxes	746	(56)	4,563

Net income (loss)	$1,114	$(2,790)	$2,743

Net income (loss) per share:
Basic	$0.04	$(0.09)	$0.10
Diluted	$0.04	$(0.09)	$0.10

Shares used in computing net income (loss) per share:
Basic	30,995	30,344	26,592
Diluted	31,586	30,344	27,196

SIGMA DESIGNS, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended
	May 1, 2010	January 30, 2010	May 2, 2009
GAAP net income (loss)	$1,114	$(2,790)	$2,743

Items reconciling GAAP net income (loss) to non-GAAP net income:

Included in cost of revenue:
Amortization of acquired developed technologies	(2,590)	(2,462)	(724)
Mark-up on purchased inventory sold during the period	(390)	(4,620)	(175)
Share-based compensation	(131)	(105)	(85)
Total related to cost
of revenue	(3,111)	(7,187)	(984)

Included in operating expenses:
Research and development:
Amortization of acquired intangibles	---	---	(19)
Share-based compensation	(1,700)	(1,700)	(1,258)
Sales and marketing:
Share-based compensation	(452)	(759)	(299)
Amortization of acquired intangibles	(1,995)	(1,845)	(89)
General and administrative:
Share-based compensation	(841)	(677)	484
Acquisition expenses	---	(1,896)	---
Total related to operating expenses	(4,988)	(6,877)	(1,181)

Write-off of deferred tax asset	---	---	(3,540)

Net effect of non-GAAP adjustments	(8,099)	(14,064)	(5,705)

Non-GAAP net income	$9,213	$11,274	$8,448

Non-GAAP net income per diluted share	$0.29	$0.37	$0.31